Exhibit 99.1

WYNDHAM SELLS 25 NON-STRATEGIC ASSETS TO A PARTNERSHIP

COMPRISED OF A PRIVATE INVESTMENT FUND MANAGED BY GOLDMAN

SACHS AND AFFILIATES OF HIGHGATE HOLDINGS; TRANSACTION

CONCLUDES COMPANY’S PLANNED ASSET DISPOSITION PROGRAM

Company Retains Wyndham-Branded Assets Pursuant to

New Franchise Agreements

DALLAS (Dec. 31, 2004) – Wyndham International, Inc. (AMEX:WBR) announced today that it has entered into a definitive agreement to sell 25 non-strategic hotels to a partnership comprised of a private investment fund managed by Goldman Sachs and affiliates of Highgate Holdings (15 Wyndham-branded and 10 non-proprietary hotels). The purchase price of the transaction is $366 million. As part of the agreement, all 15 Wyndham-branded assets will remain in the brand’s portfolio pursuant to new franchise agreements. The transaction is expected to close during the first quarter of 2005.

“The sale of these 25 hotels completes our planned disposition program, a key component of our strategic plan announced in June 1999,” stated Fred J. Kleisner, chairman, president, and chief executive officer for Wyndham. “Wyndham’s positioning as a branded hotel operating company solely focused on our core Wyndham brand has been realized.”

The 25 properties included in the agreement: the Doubletree Tallahassee, Fla.; Doubletree Des Plaines, Ill.; Doubletree Minneapolis; Marriott Atlanta North Central; Hyatt Lexington (Ky.); Hilton Denver; Hilton Newark, N.J.; Hilton Cleveland; Holiday Inn Houston; Radisson Town & Country (Houston); Wyndham Arlington (Texas); Wyndham Andover (Ma.); Wyndham Westborough (Ma.); Wyndham City Center (Washington, D.C.); Wyndham Commerce (Ca.); Wyndham Dallas Market Center; Wyndham Grand Bay - Coconut Grove (Miami); Wyndham Harrisburg (Pa.); Wyndham Las Colinas (Irving, Texas); Wyndham Newark Airport; Wyndham Pittsburgh Airport; Wyndham Syracuse (NY); Wyndham Toledo (Ohio); Wyndham Westshore (Tampa, Fla.); and the Wyndham Indianapolis.

As of Dec. 31, 2004, this transaction will result in a $49 million non-cash impairment to the book values of certain assets to be sold. Upon the close of the transaction in 2005 a gain of approximately $34 million will be recorded on the remainder of the assets in the portfolio.

Over the last five years, Wyndham has sold approximately 180 non-strategic properties for gross proceeds of over $2.5 billion while growing its core Wyndham brand portfolio to over 150 hotels across the U.S., Canada, the Caribbean, Mexico and the United Kingdom. The net proceeds from the asset sales have been used to reduce debt and overall Company leverage.

Kleisner added, “Now that our formal asset disposition program is complete, the reduction of our Company debt allows us to take advantage of the current capital market conditions and refinance our 2006 corporate debt maturities. The reduction of debt also allows us to invest in our remaining 33 owned assets through high return investment projects and access capital for brand growth in strategic markets.”

Jonathan Falik of JF Capital Advisors, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. advised Wyndham on the transaction.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.

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